Exhibit 10.28

September 30, 2006	99 PARK AVENUE NEW YORK, N.Y. 10016 (212) 697-4200

Cygne Designs, Inc.

11 West 42nd Street

New York, New York 10036

Re:	Factoring Agreement dated July 31, 2005

Gentlemen:

We refer to the Factoring Agreement dated as of July 31, 2005 (as amended, the “Factoring Agreement”), which among other things sets forth the terms on which Milberg Factors, Inc. (“Milberg”) has agreed to make certain discretionary advances available to Cygne Designs, Inc. (the “Borrower”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Factoring Agreement.

WHEREAS, the Factoring Agreement, without limiting Milberg’s discretion with respect to the provision of advances, requires that the Borrower be in compliance with certain financial covenants; and

WHEREAS, the Borrower has requested that Milberg agree to amend (without in any way limiting Milberg’s discretion with respect to the provision of any such advances) certain financial and other covenants.

NOW, THEREFORE:

1. Each of the Borrower and Milberg agrees that Section 6(a) of the Factoring Agreement is hereby amended as follows:

“(a) We shall not make any scheduled payment of principal and/or interest pursuant to the Subordinated Promissory Note unless (i) immediately prior to, and after giving effect to, such payment(A) we have not, and will have not, breached any term, condition or covenant in this Agreement, including, without limitation, the Tangible Net Worth and Working Capital minimums set forth below in this Section 6, (B) the Advances are not in excess of, and will not exceed, the lesser of (x) the Maximum Revolving Amount and (y) ninety percent (90%) of the net face amount of outstanding Receivables purchased hereunder, less the reserve, disputed accounts and unapproved Receivables, (C) for each of (x) the quarterly period with respect to which such payment is being made and (y) the period beginning on August 1, 2006 through the date of such payment, we shall have net income (as opposed to a net deficit)(as is customarily determined under GAAP); provided that, for the purposes of this Section 6(a), charges to net income in respect of amortization of goodwill and intangible assets and non-cash accretion with respect to the Subordinated Promissory Note shall be disregarded in determining the net income (or net deficit) of the Borrower for the applicable period(s), (D) no Event of Default has occurred prior to, or will occur as result of, such payment (the conditions set forth in (A), (B), (C) and (D) above are collectively referred to as the “Company Payment Conditions”); (ii) no notice of termination of this Agreement and/or demand for repayment has been delivered by you prior to the date of such scheduled payment (together with the Company Payment Conditions, the “Payment Conditions”); and (iii) we have delivered to you not less than 10 business days prior to such scheduled payment, a certification from our chief financial officer (a “Payment Certification”) stating the amount of the proposed payment and certifying the satisfaction by us of each of the Company Payment Conditions; provided that, as set forth in Section 2 of this Agreement, we agree, acknowledge and affirm that all advances made by you to us are made in your sole and absolute discretion and that the satisfaction of any or all of the conditions set forth in this Section 6(a) of this Agreement shall not qualify, modify, alter or otherwise limit or effect such discretion;”

2. Each of the Borrower and Milberg agrees that clause (p) of the definition of “Event of Default” in Section 6 of the Factoring Agreement is hereby amended as follows:

“(p) should our Working Capital (as customarily defined under GAAP; provided that debt and any accrued but unpaid interest thereon that in each case is expressly subordinated to you in writing shall not be considered a current liability) be (A) at anytime from April 30, 2006 through September 30, 2006, less than $3,000,000, (B) from October 1, 2006 through October 31, 2006, less than $2,000,000 or (C) at anytime thereafter, less than $3,000,000.”

3. The Borrower represents that as of the date hereof (i) the Tangible Net Worth of the Borrower is equal to or exceeds $3,000,000 and (ii) the Working Capital of the Borrower is equal to or exceeds $3,000,000. The Borrower further represents and warrants that as of the date hereof (x) each representation and warranty of the Borrower set forth in the Factoring Agreement and all related agreements is, and will be, true and accurate in all material respects as of the date such representation or warranty was made or deemed made and (y) the Borrower is, and will be, in compliance with each covenant (financial or otherwise) set forth in the Factoring Agreement and all related agreements.

The Borrower agrees, acknowledges and affirms that all advances made under the Factoring Agreement are made in Milberg’s sole and absolute discretion and are payable upon demand and that the enumeration in this amendment letter, or in any other document relating to such advances, of specific obligations and/or conditions to the availability of such advances shall not be construed to qualify, define or otherwise limit Milberg’s sole and absolute discretion to make such advances and/or Milberg’s right, power or ability, at any time, to make demand for payment of the entire outstanding principal of and interest due under the Factoring Agreement.

The Borrower acknowledges and agrees that, except as specifically set forth above, all terms and conditions of the Factoring Agreement remain unchanged and that the Factoring Agreement remains in full force and effect. Subject to the waiver, consent and amendments provided for herein, the Borrower hereby ratifies, confirms and reaffirms all the terms and conditions in the Factoring Agreement.

All security described in the Factoring Agreement and any related security agreement entered into in connection therewith shall continue to secure all indebtedness, liabilities and obligations of the Borrower to Milberg, and all provisions, covenants and agreements contained in any related security agreement are herby confirmed, ratified and reaffirmed, and each such agreement is and shall remain in full force and effect.

Hubert Guez hereby acknowledges, ratifies and reaffirms his guaranty in favor of Milberg dated as of July 31, 2006.

[Signature Page to September 30, 2006 Amendment]

Very truly yours,

MILBERG FACTORS, INC.

By:	/s/ William A. Zisfein
Name:	William A. Zisfein
Title:	Senior Vice President

THE UNDERSIGNED EACH AGREE THAT THE TERMS AND CONDITIONS OF THE FOREGOING AMENDMENT ARE HEREBY AGREED TO AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE.

Acknowledged, agreed to and accepted:

CYGNE DESIGNS, INC.

By:	/s/ Roy E. Green
Name:	Roy E. Green
Title:	Chief Financial Officer, Treasurer and Secretary

GUARANTOR:

/s/ Hubert Guez
HUBERT GUEZ